UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 1, 2005

FMC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1803 Gears Road, Houston, TX 77067

(Address of principal executive offices) (Zip Code)

(281) 591-4000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 5, 2004, the Board of Directors of FMC Technologies, Inc. (the “Company”) reviewed a market compensation analysis of director compensation in the oilfield services industry. Effective January 1, 2005, the Board of Directors approved the recommendation of its Compensation Committee to increase the Company’s annual non-retainer equity grant for non-employee directors under its Incentive Compensation and Stock Plan. Effective January 1, 2005, compensation for the Company’s non-employee directors will consist of the following:

Annual Retainer	$40,000	*
Annual Audit Committee Chairman Fee	$12,000
Annual Compensation Committee Chairman Fee	$8,000
Annual Nominating and Governance Committee Chairman Fee	$8,000
Board Meeting Fee	$2,000	per meeting
Committee Meeting Fee	$1,500	per meeting
Annual Non-Retainer Equity Grant	$70,000	**

*	At least $25,000 of the Annual Retainer will be paid in restricted stock units. The remainder will be paid in equal quarterly installments in cash or, at the election of the non-employee director, may be deferred and invested in restricted stock units. These restricted stock units will have a fair market value equal to the deferred amount on the date of grant and will vest on the date of the Company’s next annual meeting of stockholders or as otherwise determined by the Board of Directors. Restricted stock units are payable in common stock of the Company upon cessation of service on the Board of Directors.
**	Restricted stock or restricted stock unit grant of equivalent value. These awards will also vest on the date of the Company’s next annual meeting of stockholders or as otherwise determined by the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC TECHNOLOGIES, INC.

By:	/s/ William H. Schumann, III
William H. Schumann, III
Senior Vice President and Chief Financial Officer

Date: January 6, 2005